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ACUSON CORPORATION                                                 EXHIBIT 10.25
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              ACUSON MANAGEMENT INCENTIVE PLAN - OFFICERS - 1998


Acuson's Management Incentive Plan (MIP-Officer) has been established as a means to reward and retain corporate officers and to provide incentives for them to exert maximum efforts for the success of the Company. It is also intended to reward individual performance against objectives for both individual and work group goals, as well as to encourage teamwork among the Company's key employees as a means of achieving ongoing company success.

PLAN DESIGN:
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Our MIP-Officer is a "Performance Based" plan, which links incentive award directly to the achievement of goals and objectives and planned financial results. The plan consists of personal objectives for achieving individual and work group goals and corporate objectives. The target incentive bonus percentage for plan participants is set by the Board of Directors Compensation Committee.

For all officers other than the Chief Executive Officer, personal objectives will be set by the officers' immediate supervisor and reviewed by the CEO. At full achievement of personal objectives, for all officers other than the Designated Officers as described below, the MIP will pay out the target bonus percentage times the base salary paid during the measurement period. A percentage of the full pay out amount may be linked to each objective. In order for any amount to be paid for achievement of personal objectives, a satisfactory level of overall personal performance must be maintained. The Company reserves the right to modify objectives to meet changing business requirements by notifying participants within 30 days of the change.

The Compensation Committee of the Board of Directors will determine the percentage of target bonus to be paid to the CEO, the COO, the President, and such other executive officers as the Committee may designate ("Designated Officers"), based on its evaluation of a number of factors, which may include the personal objectives described above as well as corporate and department objectives such as financial results, orders, shipments, profit margins, relative market share, meeting in a timely manner product development milestones and expense controls, achievement vs. difficulty of corporate objectives and positioning the Company for the future.

Depending on which corporate objectives are met, the plan will pay out to each officer an additional amount (corporate match) of either 50% or 100% of the determined percentage of the payout to such officer for the achievement of personal objectives.

PARTICIPATION:
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Participation in Acuson's MIP-Officer is at the sole discretion of the
Compensation Committee of the Board of Directors, and is limited to executive officers. Participation in this plan during one measurement period does not entitle the officer to participate in any subsequent period or plan, should there be one, as each period and plan will be independent of the other. Target bonus percentage levels may vary from one measurement period to the next, and within a measurement period, may vary among participants. Measurement periods may vary from year to year.

Members of this plan will not participate in the company-wide profit sharing program.

To participate, the employee must be an executive officer of the Company. To receive a payout, the officer must be an active employee of the company on the date of plan payout. Should an officer's job change during the measurement period, s/he may be removed from this plan, and will then become eligible to participate in the company-wide profit sharing plan.

PAYOUT:
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Payout will occur during Q1 or Q2 1999.  The Compensation Committee of the Board
of Directors will determine the measurement period for the target bonus for each officer: either Q2 1998 through Q1 1999 or Fiscal Year 1998. The measurement period for the corporate match is the Company fiscal 1998 earnings (i.e. January 1, 1998 - December 31, 1998).

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Participants hired after March 1st of the plan year will receive a payout for individual objectives prorated by the number of months worked between January 1, 1998 and December 31, 1998.

Payment will be made in cash (less required taxes) and be immediately vested.

AUTHORITY:
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Full authority to set, interpret, administer, amend or terminate this plan resides with the Compensation Committee of the Board of Directors. Decisions of the Compensation Committee will be final. This plan and its provisions create no vested rights. This plan and its provisions may be modified or terminated at any time at the Company's discretion, including during any measurement period. The plan is not an employment contract and neither this plan nor participation in this plan shall confer upon any participant any right to continue in the employ of the Company and shall not affect the Company's right to terminate the employment of any person, with or without cause.

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                                 Attachment A
                              1998 Target Bonuses
                                      for
                           Named Executive Officers
               (as defined in Item 402(a)(3) of Regulation S-K)


                       Samuel H. Maslak       30%
                       Robert J. Gallagher    25%
                       Daniel R. Dugan        25%
                       Edward P. Cornell      20%
                       Bradford C. Anker      20%

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